UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2023

The Boston Beer Company, Inc.

(Exact name of Registrant as Specified in Its Charter)

Massachusetts	001-14092	04-3284048
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Design Center Place, Suite 850, Boston, MA		02210
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 368-5000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	SAM	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2023, the Company announced that it has hired Philip A. Hodges, age 56, as its Chief Supply Chain Officer. Mr. Hodges will report to Chief Executive Officer David A. Burwick and will have primary responsibility for overseeing the Company’s supply chain, including brewery management, engineering, safety, and production quality.

Mr. Hodges has over 30 years of senior operations experience in the consumer-packaged goods industry. He has served as an advisor for the Company in the area of supply chain management since May 2022. Prior to that, Mr. Hodges served as the Executive Vice President of Group Supply Chain at the Carlsberg Group, an international brewing company based in Zurich, Switzerland, from 2017 to 2022. Before that, he was appointed Group Director and Chief Supply Chain Officer for SABMiller in 2015. From 2011 to 2015, he served as Senior Vice President of Integrated Supply Chain Europe for Mondelēz International, a multinational beverage and snack food company, with his office in Zurich, Switzerland. Prior to that, Mr. Hodges held a variety of senior operations roles with Kraft Foods Group from 1991 to 2011.

On May 16, 2023, Mr. Hodges and the Company entered into an Offer Letter outlining the details of his employment and compensation, contingent on subsequent approval by the Compensation Committee and the Board of Directors. A copy of the Offer Letter is attached hereto as Exhibit 10.1 and is incorporated by reference. The non-equity terms of the Offer Letter were approved by the Compensation Committee on May 18, 2023. The equity portion of the Offer Letter was approved by the full Board of Directors on May 18, 2023.

Mr. Hodges’ annual base salary will be $615,000, with his bonus potential determined by the Company’s performance against its “2023 Company Goals” in accordance with its “Bonus Scale”, both of which are described in the Form 8-K filed by the Company on February 10, 2023. If the Company achieves the 100% payout level on the Bonus Scale, Mr. Hodges’ bonus target will be 60% of his base salary.

Additionally, in lieu of participating in the Company’s annual executive Long Term Equity Program over the course of his employment, the Company will grant Mr. Hodges two one-time equity awards.

First, the Company will grant Mr. Hodges an option (the “Option”) to purchase shares of the Company’s Class A Common Stock (“Class A Shares”) valued at approximately $2 million. The Option will be granted on May 24, 2023 (the “Grant Date”). The number of shares will be determined on the Grant Date based on the market price of the Class A Shares on the day prior to the Grant Date (the “Closing Price”), and the per share exercise price will be the Closing Price. The Option will vest as to 25% of the shares covered by the Option on March 1, 2024, 25% of such shares on March 1, 2025, and 25% of such shares on March 1, 2026, contingent upon Mr. Hodges’ continued active employment by the Company through the close of business on the business day next preceding each of the applicable vesting dates. The remaining 25% will vest on March 1, 2027, contingent on his continued employment by the Company through December 31, 2026.

The Company will also grant Mr. Hodges a restricted stock unit (“RSU”) award for a number of Class A Shares on the Grant Date valued at approximately $2,000,000. The number of RSUs will be determined on the Grant Date based on the Closing Price. The RSUs will vest as to 25% of the shares covered by the award on March 1, 2024, 25% of such shares on March 1, 2025, and 25% of such shares on March 1, 2026, contingent upon Mr. Hodges’ continued active employment by the Company through the close of business on the business day next preceding each of the applicable vesting dates. The remaining 25% will vest on March 1, 2027, contingent on his continued employment by the Company through December 31, 2026.

The Company will also grant Mr. Hodges a set of performance-based equity awards on the Grant Date valued at approximately $4,000,000. These awards will be split between two equity vehicles: (1) performance-based RSUs valued at approximately $3,000,000; and (2) a performance-based option valued at approximately $1,000,000. The number of shares will be determined on the Grant Date based on the Closing Price, and the per share exercise price for the performance-based option will be the Closing Price. The vesting of the performance-based equity awards will be contingent upon the Company’s achievement of certain pre-established criteria related to adjusted gross margin and certain engagement levels of the Company’s supply chain coworkers, referred to as “Net Promoter Score.” The performance criteria and the related vesting schedules are outlined in detail in the Offer Letter.

As noted in the Offer Letter, Mr. Hodges’ employment is subject to an O-1 Visa, which is currently scheduled to expire on February 28, 2026. The Company expects, unless otherwise mutually agreed upon, to work collaboratively with Mr. Hodges to obtain an extension on a timely basis. In the event that, despite mutual best efforts, an extension of Mr. Hodges’ O-1 Visa beyond February 28, 2026 is denied, the vesting of Mr. Hodges’ equity awards will be accelerated.

Mr. Hodges will not be eligible to receive additional equity awards through the Company’s Long-Term Equity program due to the above one-time award opportunities provided to him.

The Company will provide Mr. Hodges with certain relocation assistance, up to a maximum of $150,000, related to the purchase of a new home, certain settling-in allowances, and the storage of household goods.

Mr. Hodges has no familial or other material relationship with the Company, either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company.

The Company issued a press release regarding the hiring of Mr. Hodges, which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 5.07 Submission of Matters to a Vote of Security Holders.

2023 Annual Meeting of Stockholders

The Company held its 2023 Annual Meeting of Stockholders on May 17, 2023, at which a quorum of over 78.3% of Class A Stockholders and 100% of Class B Stockholders was present and acting throughout. The proposals submitted by the Board of Directors to the Stockholders for action and the results of the voting on each proposal are indicated below.

Item 1. The Class A Stockholders elected the following three (3) Class A Directors, each for a term of one (1) year ending at the completion of the 2024 Annual Meeting of Stockholders and until their respective successors are duly chosen and qualified: Meghan V. Joyce received 4,143,466 votes for and 3,869,107 votes withheld; Michael Spillane received 4,398,504 votes for and 3,614,069 votes withheld; and Jean-Michel Valette received 4,107,052 votes for and 3,905,521 votes withheld. There were no broker non-votes in connection with the election of the Class A Directors.

Item 2. The Class A Stockholders considered, on an advisory basis, the following non-binding resolution relating to executive compensation:

“RESOLVED, that the compensation policies and procedures followed by the Company and the Compensation Committee of the Company’s Board of Directors and the level and mix of compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion resulting from such policies and procedures are hereby determined to be appropriate for the Company and accordingly approved.”

The results of the advisory vote are as follows: 7,211,848 votes for; 655,493 votes against; 145,314 abstentions, and no broker non-votes.

Item 3. The Class A Stockholders approved, on an advisory basis, to hold an annual advisory vote on the compensation of the Company’s Named Executive Officers. The results of the advisory vote on the frequency of future advisory votes on the compensation of Named Executive Officers are as follows: 7,409,166 votes for “every year”; 11,161 votes for “every two years”; 80,696 votes for “every three years”; 511,631 abstentions; and no broker non-votes. On May 18, 2023, the Board of Directors resolved to follow the advisory vote and determined to hold future advisory votes on the compensation of Named Executive Officers on an annual basis.

Item 4. The sole holder of all of the Company’s outstanding shares of Class B Stock voted all of such shares for the election of the following five (5) Class B Directors, each for a term of one (1) year ending at the completion of the 2024 Annual Meeting of Stockholders and until their respective successors are duly chosen and qualified: David A. Burwick, Samuel A. Calagione, III, Cynthia A. Fisher, C. James Koch, and Julio N. Nemeth. The Board of Directors and the Class B Stockholder also resolved to retain the Class B vacancy occasioned by Michael Lynton’s decision not to stand for reelection. There were no broker non-votes in connection with the election of the Class B Directors.

Item 5. The Class B Stockholder similarly ratified the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 30, 2023.

No other matters came before the meeting.

Item 8.01 Other Events.

At a meeting held on May 18, 2023, the Board of Directors, acting on the recommendation of the Nominating/Governance Committee, appointed the following independent Directors to the respective committees of the Board:

Audit Committee: Jean-Michel Valette (Chair), Meghan V. Joyce, Julio N. Nemeth

Compensation Committee: Julio N. Nemeth (Chair), Michael Spillane, Jean-Michel Valette

Nominating/Governance Committee: Meghan V. Joyce (Chair), Julio Nemeth, Michael Spillane, Jean-Michel Valette

The Company anticipates adjusting the committee assignments again once the Class B Director vacancy has been filled.

On May 18, 2023, the independent members of the Board appointed Michael Spillane as the Board’s Lead Director.

Also on May 18, 2023, the Board of Directors authorized an increase in the aggregate expenditure limit for the Company’s stock repurchase program by $269 million, thereby increasing the limit from $931 million to $1.2 billion.

Item 9.01 Financial Statements and Exhibits.

The following exhibit is filed as part of this report:

Exhibit No.	Description

10.1	Offer Letter between Philip A. Hodges and the Company dated May 16, 2023

99.1	Press Release announcing hiring of Philip A. Hodges, dated May 22, 2023

104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The Boston Beer Company, Inc.

Date: May 22, 2023	By:	/s/ David A. Burwick
Name: David A. Burwick
Title: President & Chief Executive Officer

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